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                                   EXHIBIT F

                          VOTING AGREEMENT AND PROXY
                          --------------------------

     For the purpose of inducing NR2 Holdings Limited, a company organized under the laws of the Cayman Islands, DB Capital Investors, L.P., a Delaware limited partnership, J.P. Morgan Capital Corporation, a Delaware corporation, Sixty Wall Street Fund, L.P., a Delaware limited partnership (together, the "Purchasers") and NationsRent, Inc., a Delaware corporation ("NRI"), to enter into a Preferred Stock Purchase Agreement (the "Purchase Agreement") among the Purchasers and NRI, pursuant to which NRI will agree to issue to the Purchasers, and the Purchasers will agree to purchase from NRI, subject to the conditions set forth therein, an aggregate of 100,000 shares of Series B Convertible Preferred Stock, par value $.01 per share, of NRI (the "Preferred Stock") for an aggregate purchase price of $100 million, the undersigned stockholder of NRI:

     (a) hereby agrees that, at any meeting of NRI's stockholders called for the purpose of acting upon approval of the transaction contemplated by the Purchase Agreement (the "Transaction"), and at any adjournment or postponement thereof, or in connection with any written consent of NRI's stockholders in lieu of such a meeting, the undersigned will vote all shares of capital stock of NRI owned or controlled by the undersigned, whether now owned or controlled or hereafter acquired or controlled (the "Shares"), in favor of (i) approval of the Transaction, (ii) approval of the issuance of Common Stock of NRI ("Common Stock") upon conversion of the Preferred Stock and (iii) approval of the issuance of Common Stock or securities convertible into or exercisable for Common Stock to the holders of the Preferred Stock or their transferees upon exercise of their preemptive rights; and

     (b) hereby appoints Gene J. Ostrow and Joseph H. Izhakoff, and each of them, as the proxy of the undersigned, each with full power of substitution, and with NRI also having full power of substitution, to vote all of the Shares on behalf of the undersigned at any meeting of stockholders of NRI called for the purpose of acting upon the Transaction, and at any adjournment or postponement thereof, with the same force and effect as such vote would have if the undersigned were personally present at such meeting, in accordance with paragraph (a) above.

     This proxy, being coupled with an interest, is irrevocable. The undersigned agrees that in connection with any transfer of any of the Shares by the undersigned, it will obtain from the transferee and deliver to the Purchasers an executed Voting Agreement and Proxy in the form hereof. The undersigned acknowledges that NRI has agreed not to permit any such transfer unless the undersigned has complied with the foregoing requirements. This Agreement shall terminate and the proxy granted hereby shall expire upon the earlier of (a) termination of the Purchase Agreement in accordance with its terms or (b) the consummation of the Second Closing (as defined in the Purchase Agreement).
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     IN WITNESS WHEREOF, the undersigned has executed this Voting Agreement and
Proxy as of this 2nd day of August, 2000.

                              NR Holdings Limited


                              By:  /s/ Patricia Tricarico
                                   -----------------------------------
                                    Name:  The Director Ltd.
                                    Title:  Director